Exhibit 1.1

FIRST AMENDMENT TO DEALER MANAGER AGREEMENT

This FIRST AMENDMENT TO THE DEALER MANAGER AGREEMENT (this “First Amendment”), effective as of November 16, 2018 (the “Effective Date”), is entered into by and among PROCACCIANTI HOTEL REIT, INC., a Maryland corporation (the “Company”), PROCACCIANTI HOTEL REIT, L.P., a Delaware limited partnership (the “Operating Partnership”) and S2K FINANCIAL LLC, a Delaware limited liability company (the “Dealer Manager”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Dealer Manager Agreement (defined below).

WHEREAS, the Company, the Operating Partnership, and the Dealer Manager are parties to that certain Dealer Manager Agreement, dated August 2, 2018, as may be amended from time to time (the “Dealer Manager Agreement”); and

WHEREAS, the Company, the Operating Partnership and the Dealer Manager desire to amend the Dealer Manager Agreement to order to revise the amount of Selling Commissions payable to the Dealer Manager in connection Class K Shares sold in the Primary Offering.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Section 5.2(a).

Section 5.2(a) of the Dealer Manager Agreement is hereby in its entirety as follows:

5.2       Compensation

(a)       Selling Commissions. Subject to volume discounts and other special circumstances disclosed in the section of the Prospectus titled “Plan of Distribution,” the Company will pay to the Dealer Manager up-front selling commissions in the amount of (collectively, “Selling Commissions”):

(i)       up to 7.0% of the gross proceeds from the sale of Class K Shares sold in the Primary Offering; and

(ii)       up to 3.0% of the gross proceeds from the sale of Class K-T Shares sold in the Primary Offering.

The Company will not pay any Selling Commissions with respect to the sale of (i) any Class K-I Shares, (ii) any shares of any class sold to the Advisor or its respective affiliates, or (iii) any DRIP Shares. The applicable Selling Commissions payable to the Dealer Manager will be paid substantially concurrently with the execution by the Company of orders submitted by purchasers of Class K Shares and Class K-T Shares in the Primary Offering. The Dealer Manager will reallow all Selling Commissions to the Participating Broker-Dealers who sold the Offered Shares giving rise to such Selling Commissions, as described in the Participating Broker-Dealer Agreement entered into with such Participating Dealer.

2.	Governing Law.

The provisions of this First Amendment shall be construed and interpreted in accordance with the laws of the State of New York, and venue for any action brought with respect to any claims arising out of this First Amendment shall be brought exclusively in the courts of the State of New York and the federal courts of the United States of America located in the Borough of Manhattan, New York.

3.	Counterparts.

This First Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

Except as expressly set forth herein, the Dealer Manager Agreement remains unmodified and unchanged and the parties hereto ratify and confirm the Dealer Manager Agreement as amended hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment effective as of the Effective Date.

PROCACCIANTI HOTEL REIT, INC.

By:	/s/ James A. Procaccianti
Name: James A. Procaccianti Title: Chief Executive Officer

PROCACCIANTI HOTEL REIT, L.P.

By:	PROCACCIANTI HOTEL REIT, INC., its General Partner

By:	/s/ James A. Procaccianti
Name: James A. Procaccianti Title: Chief Executive Officer

S2K FINANCIAL LLC

By:	/s/ Steven Kantor
Name: Steven Kantor
Title: Chief Executive Officer

[Signature Page to First Amendment to the Dealer Manager Agreement]